Exhibit 99.1

Altairnano Receives Notice of Bid Price Deficiency

RENO, Nev. – January 11, 2012 – Altair Nanotechnologies, Inc. (Altair) (NASDAQ: ALTI), a leading provider of energy storage systems for clean, efficient power and energy management, today announced notification from NASDAQ that because Altair’s common stock bid price has fallen below $1.00 from November 21, 2011 to January 5, 2012 Altair is not in compliance with Rule 5550(a)(2), which is NASDAQ’s minimum bid price rule. The notification has no effect on the listing of Altair’s common stock at this time, which will continue to trade on the NASDAQ Capital Market under the symbol “ALTI”.

The NASDAQ notice states that Altair has been provided a 180 day grace period, through July 5, 2012, to regain compliance with Rule 5550(a)(2). To regain compliance, the bid price for Altair’s common stock must close at $1.00 or higher for a minimum of 10 consecutive business days within the stated 180 day grace period. At the close of the grace period, if Altair has not regained compliance, it may be eligible for an additional grace period of 180 days, if it meets the initial listing standards, with the exception of bid price, for the NASDAQ Capital Market and it provides NASDAQ with notice of its intent to timely cure the bid price deficiency. If it is not eligible for an additional grace period, Altair will receive notification that its securities are subject to delisting, and it may then appeal the delisting determination to a Hearings Panel.

Altair intends to monitor the bid price for its common stock between now and July 5, 2012 and to consider available options to resolve the deficiency and regain compliance with the NASDAQ minimum bid price requirement, as to which no assurances can be given.

About Altair Nanotechnologies Inc.
Headquartered in Reno, Nevada with manufacturing in Anderson, Indiana, Altair is a leading provider of energy storage systems for clean, efficient power and energy management. Altair's Lithium-Titanate based battery systems are among the highest performing and most scalable, with applications that include complete energy storage systems for use in providing frequency regulation and renewables integration for the electric grid, and battery modules and cells for transportation and industrial applications. For more information please visit Altair at www.altairnano.com .

Forward-Looking Statements
This release may contain forward-looking statements as well as historical information. Forward-looking statements, which are included in accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, may involve risks, uncertainties and other factors that may cause the company's actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. These risks and uncertainties include, without limitation, the risks that Altair will not come into compliance with the minimum bid price requirements during the 180 day grace period, that Altair will not qualify for, or will not receive, an additional grace period and that, as a result, Altair’s common stock will be delisted. In addition, other risks are identified in Altair's most recent Annual Report on Form 10-K and Form 10-Q, as filed with the SEC. Such forward-looking statements speak only as of the date of this release. Altair expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in Altair expectations or results or any change in events.

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For Additional Information:

Larry Clawson
Director, Financial Planning & Analysis
lclawson@altairnano.com
(775) 858- 3728

Media Relations
Erin Witt
Marketing Consultant
(317) 509-5968
ewitt@altairnano.com